Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-186452 on Form S-3 of our reports dated December 8, 2012, relating to the consolidated financial statements and financial statement schedule of Biglari Holdings Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of the Company for the fiscal year ended September 26, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
March 21, 2013